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                                                                      EXHIBIT 12
                            ARVIN INDUSTRIES, INC.
               Computation of Ratio of Earnings to Fixed Charges
                         (in thousands, except ratios)
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                                                             Fiscal Year Ended                                Nine Months Ended
                                          January 1,  December 31,  December 30,  December 29,  January 3,  October 4,  October 3,
                                                1989          1989          1990          1991        1993        1992        1993
Earnings before income taxes............     26,927        34,358        56,970        38,835       66,482      51,655      48,843
Adjustments:
  Earnings of less-than-fifty-percent-
    owned affiliates....................     (2,652)       (2,999)       (4,547)       (5,408)      (8,282)     (5,901)     (6,448)
  Losses of less-than-fifty-percent-
    owned affiliates....................      1,609         1,469           288           339          433         377       1,484
  Dividends of less-than-fifty-percent-
    owned affiliates....................        469           974         1,139         2,018          324         324       1,004
  Minority interest in the income/(loss)
    of  majority-owned subsidiaries that
    have fixed charges..................      1,438         1,659           658           431         (539)       (517)       (346)
Adjusted Earnings Before Income Taxes...     27,791        35,461        54,508        36,215       58,418      45,938      44,537
Fixed Charges:
  Interest expense......................     21,752        42,231        45,154        44,334       40,823      31,128      28,416
  Portion of rents representative of
    Interest Factor.....................      3,381         5,200         5,853         5,349        5,399       3,928       3,528
  Total Fixed Charges...................     25,133        47,431        51,007        49,683       46,222      35,056      31,944
Earnings Before Income taxes and
  Fixed Charges.........................     52,924        82,892       105,515        85,898      104,640      80,994      76,481
Ratio of Earnings to Fixed Charges......       2.11          1.75          2.07          1.73         2.26        2.31        2.39

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